Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 3 to Registration Statement No. 333-144143 on Form S-8 of our report dated February 20, 2014 (May 12, 2014 as to the effects of the segment changes described in Notes 1 and 20), relating to the consolidated financial statements of Avis Budget Group, Inc. appearing in the Current Report on Form 8-K of Avis Budget Group, Inc. filed on May 12, 2014, and our reports dated February 20, 2014 relating to the financial statement schedule of Avis Budget Group, Inc. and the effectiveness of Avis Budget Group, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Avis Budget Group, Inc. for the year ended December 31, 2013.

/s/ DELOITTE & TOUCHE LLP
New York, NY
June 20, 2014